Exhibit 10.5

Interchange Corporate Center 450 Plymouth Road, Suite 400 Plymouth Meeting, PA 19462-1644 Ph. (610) 832-8240

SUBORDINATION AGREEMENT

I.         PARTIES

The parties to this Agreement are:

1.	Primoris Services Corporation, hereinafter called Contractor.

2.	Michael D. Killgore, as Sellers’ Representative, hereinafter called Creditor.

3.

Liberty Mutual Insurance Company and any other company that is part of or added to the Liberty Mutual Group and for which Liberty Mutual Surety underwrites surety business, hereinafter called “Surety”. For the purposes of this Agreement, the definition of Surety shall include Safeco Insurance Company of America, General Insurance Company of America, First National Insurance Company of America, Safeco National Insurance Company (individually and collectively the “Safeco Insurance Companies”).

II.        RECITALS:

This Agreement is entered into based upon the following facts and circumstances:

(1)	From time to time Contractor may request Surety to execute instruments of suretyship on its behalf, hereinafter called Bonds.

(2)	Contractor is indebted to Creditor in the sum of $53,500,000, as evidenced by that certain Promissory Note dated December 15, 2009 in favor of the members of James Construction Group, L.L.C., hereinafter called “Promissory Note”.

(3)	Contractor and Creditor desire Surety to furnish Bonds as requested by Contractor and as an inducement therefor enter into the following Agreement.

III.      COVENANTS:

In consideration of the furnishing of any such Bonds by Surety, Contractor and Creditor hereby agree as follows:

1.

Creditor hereby subordinates all rights and claims against Contractor on account of the above mentioned indebtedness to any and all rights and claims of Surety on account of Loss as defined herein. Loss shall mean any and all loss or expense of whatever kind, including interest, court costs and counsel fees which Surety incurs or sustains as a result of or in connection with any Bond furnished by Surety. Originals or photocopies of claim drafts, or of payment records kept in the ordinary course of business, including computer print-outs, verified by affidavit, shall be prima facie evidence of the fact and amount of Surety’s loss and Surety shall be entitled to reimbursement for any and all disbursements made by it in good faith, under the belief that it was liable, or that such disbursement was necessary or expedient.

2.	Surety’s Loss shall be paid in full out of the assets of the Contractor before any payment on account of the above mentioned indebtedness is made to or realized by Creditor.

3.

Creditor hereby assigns to Surety all of its rights and claims, including its security, if any, on account of such indebtedness so that in the event of receivership, bankruptcy or insolvency of Contractor, Surety may enforce such rights and claims and may have dividends thereon until Surety is reimbursed in full for its Loss.

4.

Unless specifically permitted in paragraph 11 below or Surety provides its express written consent, Creditor and Contractor agree that until Surety has been provided with competent legal evidence of the release or exoneration of each and every Bond, the mentioned indebtedness shall remain unchanged and unliquidated; that neither Creditor nor Contractor will by act or omission procure or permit the reduction of such indebtedness; nor will Creditor sell, transfer or hypothecate said indebtedness.

5.

Creditor agrees that in the event of a breach of any of the terms of this Agreement, all funds, the value of any property and any benefit received by Creditor in connection with such breach shall be returned by Creditor to Contractor upon Surety’s demand. Contractor further agrees to compensate Surety for any damage the Surety sustained that was caused by or contributed to by any breach of the Agreement, including, but not limited to any breach of the Agreement by Creditor.

6.

This Agreement shall apply to Bonds heretofore or hereafter executed and furnished by Surety, procured by Surety, or executed by any other surety as sole surety or as co-surety, and the rights hereunder shall inure to the benefit of Surety, such other surety, if any, and their reinsurers, if any.

7.	This Agreement shall apply to Bonds executed both before and after the effective date of this Agreement including any alterations, renewals, extensions and modifications thereof.

8.

The Surety’s ability to exercise any particular right or remedy under this Agreement, shall not be prejudiced by either a delay or failure to exercise such right or remedy. The obligations of the Creditor and Contractor hereunder shall be in addition to, and not in lieu of, their obligations to the Surety under any other agreements, including but not limited to the General Agreement of Indemnity executed in favor of the Surety, and in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other agreements, the term or interpretation most favorable to the Surety, as determined by the Surety, shall control. Creditor and Contractor further acknowledge each has been provided with an opportunity to consult its own counsel prior to execution hereof.

9.	Notwithstanding this Agreement, Surety has no obligation to issue Bonds requested by Contractor or Creditor.

10.

This Agreement may not be terminated without the prior written consent of all parties hereto. In the event that all liability under the Bonds issued to Contractor has been extinguished, in the sole and absolute discretion of the Surety, Surety shall not withhold its consent to terminate this Agreement.

11.

NOTWITHSTANDING the foregoing provisions, Contractor shall be entitled to make and Creditor shall be entitled to receive, until the entire debt is paid in lawful money of the United States of America: a) installments no greater than the normally scheduled principal and interest amounts as set forth in the Promissory Note; and b) prepayments or accelerated payments, as set forth in 2.1(a)(i) and 2.1(a)(ii) of the Promissory Note. In the event that Contractor desires to make and Creditor desires to receive any other prepayment or accelerated payment including but not limited to the prepayment set forth in 2.1(a)(iii) (hereinafter “Qualified Debt Prepayment”), the Contractor and/or Creditor must provide Surety with 30 days prior written notice sent by certified mail (‘Surety Notice”) of its request to make such a repayment. Surety retains the right to expressly consent to such a Qualified Debt Prepayment, however, if Surety withholds its consent, Surety will provide written notice to both Contractor and Creditor within 30 days of receipt of the Surety Notice. Any Qualified Debt Prepayment made in violation of this paragraph shall be considered a breach of this Agreement as described in paragraph 5 and Surety shall be entitled to all remedies as described therein. Provided however, that no payments of any kind may be made while any Loss remains unpaid to the Surety, or should Contractor be in breach of the General Agreement of Indemnity, this Agreement, or any other agreement executed in favor of Surety.

12.	Any notice to be given hereunder shall be given in writing and sent to the respective parties or their designated representative as the address below:

	If to Surety:	Liberty Mutual Surety	If to Creditor:	Michael D. Killgore
		450 Plymouth Road, Suite 400		17653 Cross Boulevard
		Plymouth Meeting, PA 19462		Baton Rouge, LA 70810
Attn: Home Office Underwriter

	If to Contractor:	Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, CA 92630
Attn: General Counsel

DATED as of this 18th day of December, 2009.

WITNESS/ATTEST

(CORPORATION/PARTNER/PERSON as CONTRACTOR)

/s/ Hays Alexander	By:	/s/ Brian Pratt	(SEAL)

	Title:	CEO

/s/ Donald B. Bonaventure	(CREDITOR)

	By:	/s/ Michael D. Killgore	(Seal)

Title:

LIBERTY MUTUAL INSURANCE COMPANY
(SURETY)

	By:	/s/ Michael McGowan	(Seal)
Attorney-in-Fact

PRIMORIS LMS-4500 (Allowance of Normally Scheduled Payments)	Rev. 9/09